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                                                                       EXHIBIT 5


              [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]



May 4, 1998


The Board of Directors
Alliance Bancorp
One Grant Square
Hinsdale, Illinois 60521

          RE:  ALLIANCE BANCORP
               COMMON STOCK PAR VALUE $.01 PER SHARE
               -------------------------------------

Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the issuance of Common Stock, par value $.01 per share ("Common Stock"), of Alliance Bancorp (the "Company"), in connection with the Agreement and Plan of Merger, dated December 16, 1997, between the Company and Southwest Bancshares, Inc. ("Southwest") providing for the merger of Southwest with and into the Company, with the Company as the surviving entity (the "Merger"). Pursuant to the Merger Agreement and the Merger, shareholders of Southwest will receive shares of Common Stock of the Company in exchange for their shares of Southwest Common Stock, as set forth in the Merger Agreement. We have reviewed the Company's Restated Certificate of Incorporation and the Registration Statement on Form S-4 ("Form S-4"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that following the declaration of effectiveness of the Form S-4, the receipt of approvals of the Company's and Southwest's shareholders and the regulatory authorities, and the satisfaction or waiver of all conditions precedent to the consummation of the Merger set forth in the Merger Agreement, the Common Stock, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the Form S-4, and should not be used for any other purpose nor relied upon by any other person (except for the Securities and Exchange Commission in connection with its processing of the Form S-4), without the prior written consent of this firm. We hereby consent to our firm being referenced under the caption "Legal Matters" in the Form S-4.
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                         Very truly yours,

                         /s/ Luse Lehman Gorman Pomerenk & Schick, P.C.


                         LEGAL OPINION OF LUSE LEHMAN GORMAN POMERENK & SCHICK, A PROFESSIONAL CORPORATION